Exhibit 99

2019 Annual Report TRANSFORMING THE FUTURE Globalization Electrification Automation Digitization Mass Customization

Hyster-Yale Materials Handling | 2019 Annual Report Contents About the Company . 1 Selected Financial and Operating Data. 2 Letter to Stockholders. 4 Form 10-K. 17 Directors and Officers. 112 Corporate Information. Inside Back Cover Cover Photo Captions. Inside Back Cover Mission Statement: To be an enhanced, globally integrated designer, manufacturer and marketer of a complete range of lift truck solutions by leveraging its high-quality, application-tailored lift trucks, attachments and power solutions to offer the lowest cost of ownership and the best overall value. Hyster-Yale maintains leading market share positions in the Americas and worldwide

Hyster-Yale Materials Handling | 2019 Annual Report Hyster-Yale Materials Handling, Inc., headquartered in Cleveland, Ohio, is a leading, globally integrated, fullline lift truck manufacturer. The Company offers a broad array of solutions aimed at meeting the specific materials handling needs of its customers, including attachments and hydrogen fuel cell-powered products, as well as a variety of other power options for its lift trucks, telematics, automation and fleet management services. Lift Trucks: Hyster®,Yale® and Maximal® The Company’s operating subsidiary, Hyster-Yale Group, Inc., designs, engineers, manufactures, sells and services a comprehensive line of lift trucks and aftermarket parts marketed globally under the Hyster®, Yale® and Maximal® brand names. The Company manufactures lift trucks and component parts in the United States, China, Northern Ireland, Mexico, the Netherlands, the Philippines, Italy, Japan, Vietnam and Brazil. Lift truck unit volumes drive the Company’s economic engine, and its worldwide distribution strength drives volume, market share, economies of scale and installed truck population. Hyster-Yale had an estimated installed population base of over 912,000 lift trucks in operation in more than 770 industries worldwide at the end of 2019. This population, in turn, generates high-margin aftermarket parts and ancillary services revenue for both Hyster-Yale and its dealers. Attachments, Forks and Lift Tables: Bolzoni®, Auramo® and Meyer® Bolzoni S.p.A. is a leading worldwide designer, producer and distributor of a wide range of attachments, forks and lift tables marketed under the Bolzoni®, Auramo® and Meyer® brand names. Bolzoni attachments meet the handling needs of customers in a broad array of industries, including paper, beverage, automotive and white goods. Bolzoni products are manufactured in the United States, Italy, China, Germany and Finland. Hydrogen Power: Nuvera® The Company’s hydrogen power business, Nuvera Fuel Cells, LLC, is an alternative-power, cleanenergy technology company focused on the design, manufacture and sale of hydrogen fuel cell stacks and engines. Nuvera supplies fuel cell engines to Hyster- Yale Group for use in battery box replacements and for integrated lift truck engines. It also supplies fuel cell stacks and engines to external customers, integrators and partners who use them to develop clean-energy power solutions. Goals and Core Strategies The Company’s objective is to provide a wide range of high-value solutions to its customers to generate profitable growth through increasing volumes. These increasing volumes are expected to generate market share gains and improved margins. The Company is working to accomplish these objectives through its core strategies: • Be the leader in the delivery of industry- and customer-focused solutions • Provide the lowest cost of ownership while enhancing productivity for customers • Be the leader in independent distribution • Grow in emerging markets • Be the leader in the attachments business • Be a leader in fuel cells and their applications ABOUT THE COMPANY *See page 3 for calculation of Adjusted EBITDA, the discussion of non-GAAP items and the related reconciliations to U.S. GAAP measures. $0 $1.5 $2.5 $3.5 15 16 17 18 19 $2.6 $2.6 $2.9 $3.2 $3.3 $0.0 $0.5 $1.0 $1.5 $2.0 $2.5 $3.0 $3.5 15 16 17 18 19 Total Revenues (in billions) $2.6 $2.6 $2.9 $3.2 $3.3 Total Revenues (in billions) $(50) $0 $50 $100 $150 $200 15 16 17 18 19 $136.6 $82.1 $94.2 $109.2 $152.5 â– Nuvera â– Bolzoni â– Lift Truck Consolidated Adjusted EBITDA* (in millions) $0 $1.5 $2.5 $3.5 15 16 17 18 19 $2.6 $2.6 $2.9 $3.2 $3.3 $0.0 $0.5 $1.0 $1.5 $2.0 $2.5 $3.0 $3.5 15 16 17 18 19 Total Revenues (in billions) $2.6 $2.6 $2.9 $3.2 $3.3 Total Revenues (in billions) $(50) $0 $50 $100 $150 $200 15 16 17 18 19 $136.6 $82.1 $94.2 $109.2 $152.5 â–Nuvera â– Bolzoni â– Lift Truck Consolidated Adjusted EBITDA* (in millions)

Hyster-Yale Materials Handling | 2019 Annual Report

SELECTED FINANCIAL AND OPERATING DATA

	Year Ended December 31				
	2019	2018	2017[1]	2016	2015
	(In millions, except per share and employee data)				
Operating Statement Data:					
Revenues	**$ 3,291.8**	$ 3,179.1	$ 2,885.2	$ 2,569.7	$ 2,578.1
Operating profit	**$ 53.9**	$ 38.8	$ 74.1	$ 32.9	$ 103.5
Net income	**$ 36.6**	$ 34.3	$ 48.9	$ 42.3	$ 75.1
Net (income) loss attributable to noncontrolling interest	**(0.8)**	0.4	(0.3)	0.5	(0.4)
Net income attributable to stockholders	**$ 35.8**	$ 34.7	$ 48.6	$ 42.8	$ 74.7
Basic earnings per share attributable to stockholders	**$ 2.15**	$ 2.10	$ 2.95	$ 2.61	$ 4.58
Diluted earnings per share attributable to stockholders	**$ 2.14**	$ 2.09	$ 2.94	$ 2.61	$ 4.57
Balance Sheet Data at December 31:					
Cash	**$ 64.6**	$ 83.7	$ 220.1	$ 43.2	$ 155.1
Total assets	**$ 1,847.2**	$ 1,742.1	$ 1,647.9	$ 1,287.1	$ 1,095.9
Long-term debt	**$ 204.7**	$ 210.1	$ 216.2	$ 82.2	$ 19.6
Stockholders' equity	**$ 544.3**	$ 527.4	$ 565.5	$ 463.8	$ 460.8
Cash Flow Data:					
Provided by (used for) operating activities	**$ 76.7**	$ 67.6	$ 164.7	$ (48.9)	$ 89.4
Used for investing activities	**$ (42.0)**	$ (110.9)	$ (47.3)	$ (145.1)	$ (31.3)
Cash flow before financing activities[2]	**$ 34.7**	$ (43.3)	$ 117.4	$ (194.0)	$ 58.1
Provided by (used for) financing activities	**$ (51.6)**	$ (87.6)	$ 53.1	$ 77.9	$ (7.1)
Per Share Data:					
Cash dividends	**$ 1.2625**	$ 1.2325	$ 1.2025	$ 1.1700	$ 1.1300
Market value at December 31	**$ 58.96**	$ 61.96	$ 85.16	$ 63.77	$ 52.45
Stockholders' equity at December 31	**$ 32.66**	$ 31.85	$ 34.35	$ 28.30	$ 28.23
Actual shares outstanding at December 31	**16.667**	16.561	16.462	16.391	16.324
Basic weighted average shares outstanding	**16.645**	16.540	16.447	16.376	16.307
Diluted weighted average shares outstanding	**16.726**	16.602	16.514	16.427	16.355
Total employees at December 31[3]	**7,900**	7,700	6,800	6,500	5,400

Note: Certain amounts in prior periods have been reclassified to conform to the current period's presentation.

(1) During 2017, Hyster-Yale recognized $19.8 million of equity income from its financing joint venture and $38.2 million of income tax expense as a result of the new U.S. tax reform legislation enacted in December 2017.

(2) Cash flow before financing activities is equal to net cash provided by (used for) operating activities less net cash used for investing activities.

(3) Excludes temporary employees.

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Hyster-Yale Materials Handling | 2019 Annual Report

	Year Ended December 31				
	2019	2018	2017[1]	2016	2015
	(In millions)				
Calculation of Adjusted EBITDA[4]					
Net income attributable to stockholders	**$ 35.8**	$ 34.7	$ 48.6	$ 42.8	$ 74.7
Nuvera asset impairment	**–**	–	4.9	–	–
Noncontrolling interest income (loss)	**0.8**	(0.4)	0.3	(0.5)	0.4
Income tax provision (benefit)	**11.3**	2.3	44.9	(4.0)	29.4
Interest expense	**19.8**	16.0	14.6	6.7	4.7
Interest income	**(1.8)**	(2.4)	(3.6)	(2.0)	(1.5)
Depreciation and amortization expense	**43.3**	44.0	42.8	39.1	28.9
Adjusted EBITDA[4]	**$ 109.2**	$ 94.2	$ 152.5	$ 82.1	$ 136.6

Calculation of Return on Total Capital Employed	Year Ended December 31				
	2019*				2018**
	(In millions, except percentage data)				
	Lift Truck[7][8]	**Nuvera[8]**	**Bolzoni[8]**	**Consolidated**	Consolidated
Average stockholders' equity	$ 628.2	$ 22.0	$ 140.7	$ 527.8	$ 561.7
Average debt	286.7	(2.0)	43.3	324.0	289.0
Average cash	(315.4)	0.1	(14.9)	(63.4)	(161.2)
Average capital employed	**$ 599.5**	**$ 20.1**	**$ 169.1**	**$ 788.4**	**$ 689.5**
Net income (loss) attributable to stockholders, as reported	$ 58.3	$ (25.2)	$ 2.8	$ 35.8	$ 34.7
Plus: Interest expense, net, as reported	17.4	(0.1)	0.7	18.0	13.6
Less: Income taxes on interest expense, net of tax***	(4.5)	–	(0.2)	(4.7)	(3.5)
Actual return on capital employed = actual net income (loss) before interest expense, net, after tax	**$ 71.2**	**$ (25.3)**	**$ 3.3**	**$ 49.1**	**$ 44.8**
Actual return on capital employed percentage[5]	**11.9%**	**n/m**	**2.0%**	**6.2%**	**6.5%**
Actual return on equity percentage[6]	**9.3%**	**n/m**	**2.0%**	**6.8%**	**6.2%**

(4) Adjusted EBITDA in this Annual Report is provided solely as a supplemental disclosure with respect to operating results. Adjusted EBITDA does not represent net income, as defined by U.S. GAAP, and should not be considered as a substitute for net income or net loss, or as an indicator of operating performance. Hyster-Yale defines Adjusted EBITDA as income before asset impairment charges, income taxes and noncontrolling interest income (loss) plus net interest expense and depreciation and amortization expense. Adjusted EBITDA is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

(5) Return on capital employed is provided solely as a supplemental disclosure with respect to income generation because management believes it provides useful information with respect to earnings in a form that is comparable to the Company's cost of capital employed, which includes both equity and debt securities, net of cash.

(6) Return on equity is defined as net income divided by average stockholders' equity.

(7) Lift Truck return on capital employed excludes continuing average investments of $140.1 million for Bolzoni and $126.9 million for Nuvera. Investment numbers are based on a 5-point average.

(8) These entities are presented on a stand-alone basis, and as such, do not sum to the Consolidated financial information.

*2019 Average stockholders' equity, debt and cash are calculated using 12/31/18 and each of 2019's quarter ends.

**2018 Average stockholders' equity, debt and cash are calculated using 12/31/17 and each of 2018's quarter ends.

***Tax rate of 26% in both 2019 and 2018 represents the Company's target U.S. marginal tax rate compared with the effective income tax rate of 23.6% in 2019 and 6.3% in 2018.

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Hyster-Yale Materials Handling | 2019 Annual Report 4 TO OUR STOCKHOLDERS sales throughout 2019 and, in combination with a more selective sales approach, resulted in shipments decreasing modestly to 100,300 units from 101,900 units in 2018. The Company ended the year with strong, but lower, bookings and backlog than in the prior year primarily as a result of extended lead times on certain product ranges caused by the supplier issues, which are now generally resolved, as well as reduced market levels. Operating results in 2019 also reflected continued investments in the projects supporting the Company’s core strategies. Both capital and expense investments in these projects increased substantially in 2019. Further increased investments are expected to continue to be made in 2020 and then remain at those high levels for the next few years. In 2019, the Company invested significantly in product development programs, including new lowintensity products and its new modular, scalable product platform. Investments were also made in sales and marketing efforts, both internally and to support dealers, by upgrading and implementing new information systems and making structural changes to its JAPIC Hyster-Yale is in the midst of a business transformation that we expect will have profound positive effects on the Company and its stockholders, products, employees, dealers, customers and suppliers. These changes are being driven by the implementation of our core strategies and their underlying projects, which are expected to have a transformational impact on our competitiveness, market position and economic performance. The progress made during 2019 on these strategies is key to the Company achieving the ambitious goals we have set to enhance profitability through sales and margin increases over the next three to four years. Several years ago, the Company established core strategies to achieve our financial objectives and our vision of being an enhanced, globally integrated designer, manufacturer and marketer of a complete range of lift truck solutions. This vision is predicated on leveraging high-quality, application-tailored lift trucks, attachments and power solutions to offer the lowest cost of ownership and the best overall value to our customers. The positive impact of these strategies began in 2018, with that momentum continuing into 2019, with consolidated revenues increasing 3.5% to $3.3 billion, up from $3.2 billion in 2018, despite an environment in which the Company’s primary markets were down. During the year, Hyster-Yale focused on enhancing margins, which resulted in solid gross profit margin improvements over 2018. Operating profit also increased 38.9% to $53.9 million from $38.8 million in 2018. Following substantial material cost inflation and a significant impact from tariffs on the 2018 operating profit results, in 2019 material cost inflation began to dissipate, and the U.S. government granted exclusions for certain duties on Chinese products and components, both of which contributed to the margin improvement. This positive momentum was tempered by supply chain constraints that hampered productivity and operations. Additional investments were made in both the attachment and hydrogen fuel cell businesses as well. Bolzoni completed the move of its U.S. manufacturing facilities from Illinois to Alabama, and Nuvera made investments in automating its assembly line in the United States and expanding its presence in China. As a result of the investments made in its core strategies, as well as the supply chain constraints, cash flow before financing was reduced in 2019, and included elevated working capital levels, which resulted in the Company maintaining higher borrowing levels throughout the year. Working capital and debt were still not at optimal levels by the end of 2019, but they were lower than the peaks experienced during the year, and the Company’s balance sheet remained sound. All of these factors combined led to the increase in operating profit and an increase in consolidated net “One of the things I have really appreciated about working with Hyster [is] you guys don’t [just] think six months ahead, you’re thinking and investing [for] the long term.” A national Hyster® retail customer

Hyster-Yale Materials Handling | 2019 Annual Report 5 (1) For purposes of this annual report, discussions about net income refer to net income attributable to stockholders. income to $35.8(1) million in 2019 from $34.7 million in 2018. The net income improvement was substantially lower than the increase in operating profit because of a significant increase in interest expense incurred on higher borrowing levels and a substantial increase in the Company’s tax rate as a result of the impact of several tax reform provisions. Core Strategies To accomplish Hyster-Yale’s objective of providing a wide range of high-value solutions to its customers, the Company – which has three highly interrelated, but independently managed, businesses – has six core strategies that interact together. These strategies are aimed at creating a unique and sustainable competitive advantage in an environment that has a number of transformational trends concentrated around globalization, digitization, automation, electrification and mass customization. Four of the Company’s strategies – (i) provide the lowest cost of ownership while enhancing productivity for customers; (ii) be the leader in the delivery of industry- and customer-focused solutions; (iii) be the leader in independent distribution; and (iv) grow in emerging markets – are concentrated around the Company’s core Lift Truck business, Hyster- Yale Group. The remaining two strategies – (v) be the leader in the attachments business and (vi) be a leader in fuel cells and their applications – are specific to the Bolzoni and Nuvera businesses. All of these strategies are designed to increase market share growth and profitability on a sustained basis. To ensure that these strategies are effectively driving the Company’s economic engine, the underlying projects, which have been initiated over the last several years, must be effectively executed. Many of these projects are now moving toward completion. Further, many of the projects supporting these strategies are interrelated, and succeeding in one will foster success in others. The projects cover a broad range of Hyster-Yale activities, including product development, supply chain, distribution enhancement, information technology, manufacturing, sales and marketing. In 2020, each of the businesses has several key primary growth drivers that are focused on driving a significant near-term increase in profits. Our Core Business – Lift Trucks The Company’s core business is its Lift Truck business, Hyster-Yale Group, a well-established business with two legacy brands, Hyster® and Yale®. The Hyster® brand celebrated its 90th anniversary in 2019, and the Yale® brand celebrates its 100th anniversary in 2020. Given this longevity, the Company has developed a deep knowledge of the forklift market and the trends surrounding it. These trends drive the Company’s planning process, beginning with its overall expectations for market growth. In 2019, the global lift truck market softened, The Hyster® Big Truck range is built for demanding applications with heavy loads. A Hyster 32-12 Big Truck, with a lifting capacity of 32 tons, utilizes a side-shift fork positioner to store steel coils on a dock at a shipping port in Sweden.

Hyster-Yale Materials Handling | 2019 Annual Report 6 declining approximately 2% with all markets reporting decreases except Brazil and China. All product classes also experienced year-over-year declines except the lower-value Class 3 segment. The Class 3 segment grew approximately 3%, a growth level which includes a trend toward increased use of small motorized electric trucks instead of manually operated trucks in the lift truck market. Market levels are still robust, but the overall market appears to be turning down at a rate which is currently projected to be moderate and of limited duration. Given this, the Company is currently forecasting strong but lower forklift market levels in all geographic segments in 2020. The robust global market is expected to continue over the next few years, with demand expected to be at a relatively stable level. In turn, this should permit a more efficient and profitable production pattern for the Company going forward. Current trends are also shifting with respect to customer base and geographic location. While the lift truck industry is a mature market that experiences periods of cyclicality, this market has shown steady growth over the years. Currently, several trends, concentrated around globalization, digitization, automation, electrification and mass customization are providing opportunities for the industry to adapt and change. Specifically, customers are focusing on workforce availability, due in part to an aging workforce and low unemployment, as well as safety and productivity because of operator costs, all of which have led to a need for more automated or robotic products and an increased use of wireless communications. In this environment of connectivity and technological advancement, customers are also more empowered, with buyers more knowledgeable and more likely to use the internet as part of the purchasing process. These trends are contributing to a shift in product applications, for a changing customer base, as industries in the developed economies of North America and Western Europe move away from manufacturing toward warehousing and distribution due to the growth of the e-commerce retail business. These changes have contributed to a long-term secular shift away from internal-combustion engine (“ICE”) trucks toward electric trucks. This shift has been reinforced by environmental concerns and regulations for cleaner power alternatives, which encourage use of alternative power sources, such as fuel cells and lithium-ion batteries. Finally, global economic growth in a low-inflation, increasingly high-employment environment has driven an increased need for lower-cost products for lowerfrom standard to low-intensity use trucks in emerging economies, which have different needs, value propositions and applications. These disruptive trends are changing customer requirements and leading to new solutions. The Company believes these changes are catalysts for creating new value-adding opportunities for growth and margin expansion. The Company’s strategies are focused on providing transformational solutions that meet these new requirements based on five value proposition factors: safety, labor, energy, space optimization and total cost of ownership. In 2019, the Lift Truck business’ operating profit rose to $85.6 million from $67.5 million in 2018, and operating margin increased to 2.7% from 2.3%. Net income increased modestly to $58.3 million from $56.7 million in 2018. While 2019 results improved over the prior year, profitability is still well below target levels intensity applications. This in turn has led to a greater use of global supply chains to keep product prices down, as well as the need for faster supplier responses, including use of more modular platforms. The global economy has also led to strong growth in emerging markets. This change has shifted product demand A Yale® NTA030 Turret truck is used in very narrow aisle retail warehouse applications.

Hyster-Yale Materials Handling | 2019 Annual Report 7 largely because of the investments the Company is making for the benefit of future years, as well as supply chain constraints. Looking forward, the Company believes the three- to four-year path to increased profitability is clear, and it is targeting achieving an operating margin of 7% and return on total capital employed (“ROTCE”) of 20% or more in the Lift Truck business, up from 11.9% in 2019. The Company believes the key to closing the gap in both of these financial objectives lies in the focused execution of several key projects which are critical to executing the Company’s core strategies. Specifically for 2020, these include: (i) Expanding product lines by: (a) laying the groundwork for the start of production and introduction of new modular and scalable product lines; (b) expanding low-intensity use product lines with Class 3 warehouse and Class 1 and 5 electric and ICE counterbalanced products; (c) expanding the Big Truck line, including the introduction of an electrified Big Truck; and (d) introducing special truck engineering (STE) electric truck and fuel cell models. (ii) Enhancing sales by increasing direct engagement with larger customers using industry strategies; and (iii) Enhancing the Company’s distribution network’s performance. Expanding Product Lines The Company continues to develop solutions tailored to deliver the lowest cost of ownership to meet customers’ needs and help enhance customer productivity. Hyster-Yale’s current core product portfolio spans all five major product classes, and the Company continues to invest in broadening its product range by designing and developing low-intensity, standard and premium products for its electric-rider, warehouse, ICE and Big Truck product lines for all appropriate market segments. Hyster-Yale Group currently has over 400 different forklift models in its range, including Hyster-Yale Maximal models, with a full range of power options, including various battery-powered and fuel cell engine power options for its electric trucks, and various ICE-powered options, including new Tier V engines. The Company currently sells a high percentage of its trucks with customized features to meet the individual application needs of its customers. Having the right product at the right price for each application allows the Company to provide products and solutions that consistently meet the specific needs of different customers at appropriate margins, giving customers the ability to move goods more efficiently and costeffectively at a lower life-cycle cost. Using this approach, the Company has and continues to develop new Left: A Yale® MO5.0T electric robotic tow tractor equipped with “Driven by Balyo” technology can tow up to 10,000 pounds and autonomously navigate through warehouse environments. â–² Right: A Yale® second-level order picker lift truck, being used in a food distribution warehouse, allows access to an increased number of SKUs. “Hyster-Yale continues to go beyond just manufacturing high-quality forklift trucks, they provide innovative power and technology solutions that allow us to improve productivity while keeping our employees safe. They are a true partner.” A national Yale® paper customer

Hyster-Yale Materials Handling | 2019 Annual Report 8 products for many market segments that are expected to support its customers’ value propositions and increase its market share. At the core of these projects is a transformative set of new modular and scalable product families covering both ICE and electric trucks, which are designed to provide enhanced flexibility for meeting customers’ specific application needs while lowering the customers’ total cost of ownership. The introduction of the first of these products is expected in the second half of 2020 with the launch of a new range of counterbalanced trucks. This range will be expanded in future years to include larger counterbalanced capacities, Big Trucks and warehouse trucks. These programs are expected to require significant product development and capital expenditures in 2020 and over the next couple of years. They are also expected to lead to significant changes in supply chain sourcing and in the Company’s manufacturing processes in various manufacturing facilities around the world. Increased component commonality is expected to lead to global sourcing from reliable partners at reduced costs and improved quality as these new products are brought to market over the next few years. Another major product offering program is the introduction of low-intensity use trucks manufactured by Hyster-Yale Maximal in China which complement the current global offering of standard and premium trucks produced by Hyster-Yale outside of China. In addition, the acquisition of HY Maximal added a wider offering of standard lower-cost, China-produced products, which have increased the Company’s participation in emerging markets, including China. The Company believes that the market for lowintensity use product is approximately 30% of the total market. Prior to acquiring Hyster-Yale Maximal, the Company’s sales of these types of products were limited, but now the Company has a significant growth opportunity. Since the acquisition, a line of trucks from Hyster-Yale Maximal has been designed to provide highquality and reliable lower-intensity use trucks for global markets and standard trucks for the Chinese market. Some of these trucks were launched in 2019 in selected markets and are being launched globally over 2020 under the Hyster® UT and Yale® UX brands to serve lowerintensity customer applications. The launch began with the 2- to 3.5-ton Class 5 ICE truck in the JAPIC, Brazil and Latin America markets during the 2019 fourth quarter and is expected to expand over the course of 2020 to all countries and to include electric trucks. The Company also plans to introduce low-intensity Class 3 warehouse trucks in 2020 to meet the needs of the relatively fast-growing Class 3 market. This growth is being driven partially by a shift from manually operated forklift trucks to low-cost, low-intensity Class 3 products produced in China. The Company’s growing range of Class 3 warehouse trucks will be branded UT/UX and made available globally over time to meet market needs. Much of the Hyster® and Yale® low-intensity product development is being done by Hyster-Yale Group’s Emerging Market Development Center (“EMDC”), which is co-located in the HY Maximal facility. The EMDC has engineers mainly in China and at Hyster-Yale’s facilities in India. The EMDC is a key element of a broader strategy of having a presence in China focused on developing a Left: The recently introduced Hyster® 3.0 UT low-intensity, pneumatic-tire lift truck, with capacity up to 3.0 tons, is shown moving crates in a warehouse in Turkey. â–² Right: The Hyster-Yale Maximal assembly line in Fuyang, China, which uses Hyster-Yale’s demand-flow technology manufacturing process, assembles low-intensity, internal-combustion engine lift trucks for supply both locally and globally.

Hyster-Yale Materials Handling | 2019 Annual Report


COSCO
COSCO
HYSTER

The new 52-ton capacity Hyster® laden container handling electric truck is currently located at the Company's testing facility in Weeze, Germany. This truck, powered by a hybrid system that utilizes both a lithium-ion battery and fuel-cell engine, awaits shipment to the Port of Los Angeles to begin its testing phase.

core competency in the design of products that meet low-intensity requirements, particularly for emerging markets. EMDC activities are not only an opportunity to execute the low-intensity strategy, but also a catalyst for developing deeper competencies in low-intensity design and additional options for developing sources for both components and complete products to improve the Company's global capabilities. As a result, the Company now intends to expand on its original product plans through the introduction of additional electric and higher-capacity counterbalanced low-intensity products.

The Company is also expanding its Big Truck line in 2020. In addition to developing higher-capacity, low-intensity trucks in China, the Company also has a partnership with a local India company for the production of its large reach stacker product for that market. This partner is expected to increase local production of larger, low-intensity lift trucks as well.

A key program in 2020 will add electrified Big Truck products to the lineup, including a new 7- to 9-ton, dual-mode (economy and premium performance), lithium-ion counterbalanced truck for the global market, which is expected to be launched in late 2020. This truck will complement the lower-capacity 2- to 3.5-ton version to be launched in early 2020. Other small truck models are expected to be launched later in 2020.

Electrification is a transformational trend as well since it provides a more environmentally sustainable and a generally lower cost of operation solution. Using significant advancements in electric technology, high-productivity trucks, which use electric truck components and power solutions, including hydrogen fuel cells and lithium-ion batteries depending on the application, can now be designed more ergonomically. Among other trucks, the Company is in the process of electrifying a 52-ton laden container handler for the Port of Los Angeles using a hybrid system that utilizes both lithium-ion batteries and fuel-cell engines. This truck is expected to begin testing at the Port of Los Angeles in the first half of 2020. The Company is also electrifying a 16-ton truck with lithium-ion batteries and a high-voltage electric power train for the Port of Los Angeles.

In combination with expanding electrification options, Hyster-Yale Group anticipates introducing a new generation of fuel cell battery box replacements ("BBRs") for Class 1, 2 and 3 forklift trucks over the next few years, beginning with the first model in the second quarter of 2020. These are expected over time to move the Hyster-Yale fuel cell BBR business to break-even.

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Hyster-Yale Materials Handling | 2019 Annual Report µ 10 In addition, the Company is launching a new Reach Truck for the Americas market late in the first quarter of 2020. To further enhance productivity for its customers, Hyster-Yale Group is continuing to develop automation solutions for warehouse trucks, initially in combination with industry partners. While some of these products are already in the market today, new solutions for new customers are expected to be developed progressively over the next several years. Hyster-Yale Group also continues to expand sales of telemetry products, with new generations of lift trucks offering a fully integrated telematics solution. These new products and solutions, as well as a number of other new products launched in 2019, are expected to contribute to market share gains and improved revenues and to enhance operating margins in 2020, with their full impact reached over the next two to three years. Yale Group has made substantial expense investments in its sales and marketing organizations to enhance customer coverage and industry strategies through teams aligned with industry groupings. With these capabilities now in place, spending on this program is close to mature levels. Within marketing, industryfocused resources have been added to develop and manage the industry strategies. The industry strategies are largely complete for North America and are being tailored in 2020 to meet the high-priority needs of groups of countries around the world. To support execution of these industry strategies, Hyster-Yale Group has invested in additional industry-focused sales capabilities to enhance its success with accounts that are too small to be handled as National Accounts, but that are too big for most dealers to compete for effectively. This industry-focused structure, and the Hyster-Yale offers a full range of products and solutions for a variety of industry applications. â–² Left: A Hyster® 60XT, with a lifting capacity of 6,000 pounds, moves steel plates in a steel manufacturing facility. â–² Middle: A Yale® 2.5VX premium Veracitor lift truck moves a pallet of materials at a chemical plant. â–² Right: A Hyster® J50, with a 5,000-pound capacity, moves cardboard at a paper and packaging facility. Industry Approach Customers are increasingly more knowledgeable about their own application needs. As a result, they expect their suppliers to be, as well. The Company believes that detailed attention to customer needs is a key way to gain a sustainable and profitable leading position in the marketplace. The Company is committed to understanding customer pain points and delivering value-proposition solutions that provide performance and quality at an appropriate cost to address these pain points. To do this effectively, the Company has implemented an industry-focused approach that provides a full range of detailed products and solutions for specific industry and customer applications. To ensure that the full impact from the many product programs outlined above is realized, Hysterrelated HY Impact selling system supporting it, has been highly successful in the National Account direct sales program and is now being deployed at these other large accounts. By increasing these internal resources for direct engagement with the customer or by supporting and augmenting dealer sales efforts, sales programs are better assured of having the right sales materials, messages and expertise to properly engage customers and sell value-adding solutions effectively. These teams are largely in place in North America, and to a lesser degree in EMEA. Additional industry-focused sales capabilities are expected to be added in EMEA and other areas around the world over the next year. In total, the Company believes that these investments will put it in a position to be a leader in the delivery of industryand customer-focused solutions worldwide.

Hyster-Yale Materials Handling | 2019 Annual Report ïµ 11 ï´ Enhancing Distribution Network Performance The Company believes that independent dealers committed to investments in technology, service optimization, personnel development, facilities and equipment will provide superior customer satisfaction and a distinct competitive advantage through their local knowledge and entrepreneurial activities. However, these objectives require alignment with the Company’s core strategies and significant dealer economies of scale. A core objective is to have dealers that are fully capable of maximizing the potential of the Hyster® and Yale® brands, and leveraging Nuvera® and Bolzoni® products in their territories. The Company is committed to collaborating with its dealer partners to enhance performance in all areas of their businesses, including management, equipment sales, parts, service, rental, leasing and remarketing, to help them exceed expectations of their customers, achieve profitable growth and create competitive differentiation. Over the past several years, focus on dealership succession planning has intensified, resulting in an increased number of network consolidations. A recent example was assisting a dealer, Alta Equipment, which became a new, publicly traded company on the New York Stock Exchange in February 2020, facilitate the acquisition of Northland Industrial Truck (“NITCO”), another Hyster-Yale dealer. NITCO was in need of a viable succession plan and this acquisition helped to solidify network succession across several key markets. Alta’s listing and acquisition of NITCO, as well as other planned acquisitions are all growth initiatives and part of Alta’s long-term succession plan. The Company believes that the strength of formalized succession plans and their execution will mitigate risks of distribution disruption. The Company will continue to work closely with its dealers to help facilitate these transactions when needed. Hyster-Yale has been collaborating with its dealers on initiatives to recruit, train, develop and retain qualified service technicians, while working with trade schools, community colleges and high schools to create awareness around career opportunities within the material handling industry and within the dealer network. In 2019, the Company moved its regional headquarters to Singapore to better serve and support its dealer network in Asia. Also, with the additional capabilities available as a result of the HY Maximal presence in JAPIC, the Company is applying its expertise to expand HY Maximal’s global coverage and enhance its dealer performance in both emerging and developed markets. “Last year was challenging but rewarding overall for the Hyster-Yale dealer network, with better than expected opportunity in many segments of the industry…” Coit Edison, Chief Operating Officer, MH Equipment, Dealer representing both Hyster® & Yale® in the Central United States Left: Agravis Technik is a Hyster® anchor dealer in Germany. â–² Right: TSM Global, established in 2014, is a dual-branded Hyster® and Yale® dealer in Istanbul, Turkey.

Hyster-Yale Materials Handling | 2019 Annual Report

To help these projects have maximum impact, the Company may invest in enhanced digital customer experience systems over the next few years. Taken together, these projects should help the Company enhance its already strong dealer network around the world.


ACTIONS
DEALER SERVICE AUTOMATION
HYG ENTERPRISE PLATFORM
SMART CONNECTED TRUCK
PERFORMANCE ANALYTICS
INSIGHTS

Graphical representation of the process to improve dealer performance.

Our Attachment Business – Bolzoni

The Company expects to build its leadership in the attachments business through Bolzoni, a stand-alone company within Hyster-Yale. Bolzoni is highly complementary to the Company since it significantly enhances the Company's ability to offer tailored customer solutions. Bolzoni is committed to meeting the attachment and material-handling needs of a broad range of lift truck customers, which include many leading global lift truck manufacturers. For end customers, the attachment purchase is a key aspect of a lift truck purchase because the attachment is directly handling their goods. Bolzoni focuses on ensuring that the attachment has all the appropriate capabilities to move those goods undamaged and with maximum efficiency. Bolzoni expects to achieve enhanced industry leadership by improving productivity and reducing costs for customers through the design, production and distribution of a wide range of products utilized in industrial materials handling.

In 2019, Bolzoni ended the year with revenues of $345.4 million down modestly from $349.0 million in 2018. Unfavorable currency movements, a weakening EMEA market and component supply shortages more than accounted for this decline.

Bolzoni is pursuing key projects aggressively to improve its sales and margins and expand its global market position. One of these key projects is aimed at strengthening Bolzoni's ability to serve the North America market by having responsibility for the former Hyster-Yale Group Sulligent plant, where it is now manufacturing attachments, as well as continuing the plant's support of Hyster-Yale Group through the supply of cylinders and various other components. In 2019, Bolzoni phased out production at its Homewood, Illinois facility and completed the shift of manufacturing to Sulligent. The $2.5 million spent on restructuring in


HYSTER


Yale

Hyster-Yale's leadership in the attachments business core strategy is synergistic to its other core strategy of providing customer- and industry-focused solutions. ▲ Left: A Bolzoni® paper roll clamp on a Hyster J5.5XN electric lift truck moves paper rolls at a European paper facility. ▲ Right: A Bolzoni block clamp, attached to a Yale® Veracitor® 40VX premium internal-combustion engine lift truck moves cement blocks at an outdoor location.

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Hyster-Yale Materials Handling | 2019 Annual Report ïµ 13 ï´ 2019 was a key driver of the decrease in Bolzoni’s net income to $2.8 million in 2019 from $5.8 million in 2018. Bolzoni does not anticipate any further restructuringrelated costs in 2020. The North America market, where Hyster-Yale Group has a strong presence and Bolzoni is less strong, provides a large opportunity for growth. To help capture this, Bolzoni plans to introduce a broader range of locally produced attachments with shorter lead times, supported by industry-specific marketing. Bolzoni is currently increasing its sales, marketing and product support capabilities in North America around this industry-specific approach. Further, it is establishing a small assembly facility in Brazil to serve the Latin America market. Bolzoni is working to transform its business globally through the centralization of various company functions to drive global activity and improve efficiencies. It continues to implement programs to enhance attachment sales, including increasing awareness of Bolzoni’s products among large end users by partnering with Hyster-Yale’s National Accounts group and offering customers the option to have Bolzoni attachments installed on trucks as part of the manufacturing process to increase quality and reduce lead times. In addition, Bolzoni has developed a China-sourced standard product line to supplement its premium series and plans to continue to expand this line. In the growing automation market, Bolzoni is also designing and manufacturing sophisticated attachments which can be used on automated guided vehicles. These high-tech attachments are expected to transform the capabilities of the current range of products. Bolzoni’s current premium line of products coupled with its standard products and its industry-focused support activities are expected to give Bolzoni the ability to increase its sales significantly in the JAPIC, EMEA, and especially, the Americas regions. These new programs are expected to increase Bolzoni’s market position and profitability, particularly over the next two to three years. As these programs mature, the Company anticipates Bolzoni will achieve its 7% operating profit margin target. Our Hydrogen Power Business – Nuvera The Company aims to maintain and build further its technological leadership in fuel cells and their applications through its Nuvera Fuel Cells business. The Company’s vision is to establish Nuvera as the preferred provider of heavy-duty fuel cell engines for zero-emissions mobility customers. The Company views its ownership of Nuvera as a transformational opportunity to be a global leader in a key emerging technology that can provide enhanced productivity for certain forklift truck applications, as well as meet new emissions solutions that are desirable or required in other industries. Achieving this objective continues to be reinforced by customer opportunities in the forklift industry and by strong, global interest in Nuvera® products by third parties in other industries, particularly in China. Nuvera believes this interest can be a significant and profitable near- to medium-term growth opportunity. Development funding associated with third-party Chinese development agreements partly offset production costs for engines, which resulted in a modestly lower operating loss of $36.3 million in 2019 compared with $38.3 million in 2018. Nuvera’s 2019 net loss of $25.2 million was also lower than in 2018. Nuvera is focused on continuously improving the quality and cost of its fuel cell engines, with performance and cost expected to reach near-term target objectives over the next two years. To improve its cost base, Nuvera is focused on standardizing its components, developing low-cost suppliers and automating various elements of stack production. Robotic stack assembly lines have been in development for some time, and Nuvera brought the first online during the fourth quarter of 2019. Nuvera is approaching the point where it will move from being a venture business focusing on commercializing leading technology to a productbased company serving not only the forklift truck market, but also heavy-duty applications, such as buses, trucks and automobiles, with an expanding line of products. Nuvera expects its core technology to move to a new generation of fuel cell stack design in 2020, with broad applications in each of these markets. In “For some time, we have been installing the Bolzoni® attachments Silver Line series on our Yale® lift trucks...after about two years, we are noticing that they are really giving us very satisfactory results as far as strength and wearing concerns.” Mr. Nonni, NONNI Srl, Yale® Dealer, Florence, Italy

Hyster-Yale Materials Handling | 2019 Annual Report ïµ 14 ï´ 2019, Nuvera completed the transfer of responsibility for development of non-fuel cell engine components and the overall assembly of Class 1 and Class 2 BBRs to Hyster-Yale Group. As a result, Nuvera is now focused entirely on fuel cell stacks and engines. Nuvera continues to work closely with Hyster-Yale Group on implementing the next generation of fuel cell stack technology in the new fuel cell BBRs that Hyster-Yale plans to introduce in the second quarter of 2020, as well as in trucks with integrated fuel cell engines, which will begin to be available in late 2020. While commercialization of these products has taken longer than anticipated, the Company is pleased with the competitiveness of the innovative design in Nuvera’s core technologies, which has led to partnership opportunities in heavy-duty vehicles. These heavy-duty vehicle applications are expected to bring the volumes needed to help Nuvera reach the economies of scale to further reduce its costs significantly. During 2019, Nuvera successfully certified its first 45kW engine in China, and vehicle certification is now in process. Fuel cell stacks used in these engines will be manufactured exclusively by Nuvera, initially at its facility in Billerica, and then localized in China at a dedicated facility within HY Maximal in the late 2020 to 2021 period. In addition, Nuvera and Hyster-Yale Group were selected to partner with the Center for Transportation and the Environment, in conjunction with the California Air Resources Board, on a project for the Port of Los Angeles. This project involves demonstrating the operation of a Hyster® 1150-CH Top-Loader Big Truck using an electrified power train and Nuvera’s Orion®-based 45kW fuel cell engine. This is the first demonstration of Nuvera’s easily integrated, high-power fuel cell engines for use in OEM products. As Nuvera ramps up production of fuel cell stacks and engines and leverages its partnership opportunities, Nuvera’s objective is to reduce its loss in 2020 and to then achieve break-even. In the longer term, Nuvera is expected to contribute substantially to the Company’s overall earnings. A Forward-Looking Perspective Hyster-Yale believes it is at an inflection point in its business. The Company is undergoing a significant transformation through the execution of projects supporting its six core strategies, and the return from these investments is expected to increase over the next three to four years. Results in 2019 reflected continued investment in the Company’s core strategies and progress on their execution. In 2020, the Company expects the maturation of these investments to begin, and, as a result, 2020 operating profit and net income are expected to increase significantly over 2019. However, the Company’s projects are structured as multi-year projects. While the Company is mindful of near-term results, its focus is on achieving its 7% operating profit margin target in the next three to four years. The Company believes many forces are at work, ranging from globalization to mass customization, Left: The new Nuvera® 45kW engine that is being used in the electrified Big Truck for the Port of Los Angeles. â–² Right: The same Nuvera® 45kW engine will be used in new heavy-duty applications, including, as shown, by a bus in China going through testing of this engine for an Asian customer.

Hyster-Yale Materials Handling | 2019 Annual Report ïµ 15 ï´ that are providing the opportunity for Hyster-Yale to transform itself significantly over the next few years. At each of its three businesses, the investments being made are expected to lead to increased operating profit in future years through higher volumes, decreased product costs and improved pricing, partially offset by a higher level of operating expense. Lift Trucks: With the increasing momentum and maturity of its core strategies, the Company believes it can attain the required volume of 122,000 units produced in Hyster-Yale factories to achieve its financial objectives. Although Hyster-Yale Group’s 2019 operating profit margin was below its 7% target, the path to increased profitability is clear. The Company expects operating margins to improve as it increases volume and leverages its fixed costs and operating expenses. In the near term, Hyster-Yale Group’s operating profit is expected to improve significantly in 2020 over 2019. Results in the first half of the year are expected to be higher than the first half of 2019, with further, substantial improvement expected in the second half of the year compared with both the second half of 2019 and the first half of 2020. finalized in a way that does not significantly harm the Company’s business prospects. In addition, in the near term, the Company is closely monitoring and responding to the challenges of the coronavirus situation. Attachments, Forks and Lift Tables: The Company believes Bolzoni has significant upside sales and profit potential with its new product and industry-support plans, particularly in the Americas market. Bolzoni’s operating profit is expected to improve in 2020, with further improvements in the following years leading to achievement of its 7% operating profit margin target. Hydrogen Power: Nuvera is still incurring significant losses, but has a clear path forward to profit improvement. Nuvera’s results are expected to improve in 2020 over 2019, with shipments expected to ramp up in the second half of 2020. Results are expected to improve significantly at Nuvera over the 2021 to 2023 time period. Corporate Responsibility: The Company believes that embracing social, environmental and economic health in every part of its organization will serve the long-term best interests of the Company’s stockholders, while contributing benefits to the Company’s customers In 2020 and 2021, a large number of Hyster-Yale Group’s key projects are expected to have reached completion. The Company believes the increasing impact of these projects can lead to increasing profitability for several years to come. The remainder of the projects are expected to reach maturity mainly in 2022 and 2023, although a few, particularly those involving dealer structure and excellence, are more in the nature of continuous improvement projects rather than projects which reach maturity at a given time. Further improved results are expected with significant increases through 2023. Hyster-Yale Group’s objective is to achieve its target of 7% operating profit margin during this period assuming reasonable market conditions continue and that the Brexit transition is and the communities in which it operates. Hyster-Yale has established specific cost-effective corporate targets through its 2026 Vision program that will reduce the Company’s impact on the environment and conserve natural resources. Hyster-Yale’s Corporate Responsibility report is available at www.hyster-yale.com and describes the Company’s commitment to promote a responsible culture throughout the business and its product value chain as it moves toward its 2026 Vision. Valuation: Hyster-Yale’s objective is to create shareholder value in all of its business units. The Company is optimistic about its future and believes it offers a compelling investment opportunity over the next three to four years because of the strategies it has in place and its expectations for the execution of its “[We] started out as ‘just’ a customer of Hyster-Yale. Two years ago [we] took the step to hydrogen fuel cells. Working directly with Yale and Nuvera, using our voice as a customer [we have added input to] improve fuel cell reliability and future designs. [We] now feel truly part of a team and the real Yale experience! A Nuvera® fuel cell engine customer

Hyster-Yale Materials Handling | 2019 Annual Report ïµ 16 ï´ key projects over the next few years. However, if all of the businesses are viewed as one, traditional valuation metrics can be misleading. The Company believes its valuation is better thought of as the sum of the separately assessed values of each of its businesses. Hyster-Yale Group and Bolzoni are mature businesses focused on creating value by increasing unit volume and market share through the execution of core strategies. Nuvera, on the other hand, is a developing-technology business focused on commercializing products that are complementary and additive to the Lift Truck business and have other industry product applications, as well. The use of hydrogen as an alternative and clean energy source is growing and the Company’s objective is to be a key player in this industry over the long term. As a result, given the stage of the commercialization of Nuvera’s products, the Company believes this business should be valued independently as a venture business. Dividend and Uses of Cash: In 2019, the Company increased its annual dividend 2.4% to $1.27, or 31.75 cents per share on a quarterly basis. In the future, the Company may consider additional dividend increases as well as share repurchases at prices attractive to its stockholders. We believe that a solid balance sheet, financial flexibility and a good cash position, combined with our business strategy, reinforces our commitment to stockholder returns over time and makes Hyster-Yale a compelling long-term investment opportunity. By clearly articulating and executing our core strategies in each of our businesses, we believe an enhanced market multiple valuation should be reasonable over time. We have great confidence in the ability of our management team to achieve the Company’s financial objectives in the years ahead as our many experienced and highly motivated professionals build on the Company’s 2019 financial results. â–² â–² â–² In closing, we would like to note, with sadness, the death of John Stropki last spring, who contributed significantly to the Hyster-Yale Board of Directors beginning in 2013. He is greatly missed by Hyster-Yale’s Board and employees. We would also like to welcome David Williams, who joined our Board in February 2020. We are privileged to have him on our Board. We would also like to give special acknowledgment to Colin Wilson, who retired in December 2019 as President and Chief Executive Officer of Hyster-Yale Group. Over his 30-year career with the Company, Colin set an outstanding example of responsible leadership and personable style. His approach had an especially great impact over the last six years when Colin led Hyster-Yale Group. We thank Colin for his commitment and important contributions and wish him the very best in his retirement. Finally, we would like to take this opportunity to thank all of our customers, dealers, suppliers and stockholders for their continued support. Importantly, we would also like to thank all of our employees for their passion, continued hard work and commitment to meeting the challenges of 2019, while continuing to focus on our long-term goals and effectively executing our transformative strategies and projects. We are pleased with our 2019 sales accomplishments, but disappointed that a strong year was negatively affected by several external events. Our employees are working diligently to enhance our results in 2020, and we look forward to having our strategic projects increasingly come to fruition so that we can celebrate great progress in our journey to enhanced growth and profitability. Over many years, we have earned the trust of our customers who depend upon the performance of our products and solutions every day. We look forward to continuing to build on that success for many years to come. Alfred M. Rankin, Jr. Chairman, President and Chief Executive Officer, Hyster-Yale Materials Handling, Inc. and Chairman, Hyster-Yale Group, Inc. Rajiv K. Prasad President and Chief Executive Officer, Hyster-Yale Group, Inc. This annual report to stockholders contains forward-looking statements. For a discussion of the factors that may cause the Company’s actual results to differ from these forward-looking statements, please see page 32 in the attached Form 10-K.

Hyster-Yale Materials Handling | 2019 Annual Report Officers: Alfred M. Rankin, Jr. Chairman, President and Chief Executive Officer Rajiv K. Prasad President and Chief Executive Officer, Hyster-Yale Group, Inc. Gregory J. Breier Vice President, Tax Brian K. Frentzko Vice President, Treasurer Jennifer M. Langer Vice President, Controller Anthony J. Salgado Chief Operating Officer, Hyster-Yale Group, Inc. Kenneth C. Schilling Senior Vice President and Chief Financial Officer Suzanne S. Taylor Senior Vice President, General Counsel and Secretary Directors: James B. Bemowski Retired Vice Chairman of Doosan Group J.C. Butler, Jr. President and Chief Executive Officer, NACCO Industries, Inc. and The North American Coal Corporation Carolyn Corvi Retired Vice President and General Manager – Airplane Programs of The Boeing Company John P. Jumper Retired Chief of Staff, United States Air Force Dennis W. LaBarre Retired Partner, Jones Day H. Vincent Poor Michael Henry Strater University Professor of Electrical Engineering of Princeton University Alfred M. Rankin, Jr. Chairman, President and Chief Executive Officer of Hyster-Yale Materials Handling, Inc. Chairman of Hyster-Yale Group, Inc. Non-Executive Chairman of NACCO Industries, Inc. Non-Executive Chairman of Hamilton Beach Brands Holding Company Claiborne R. Rankin Manager of NCAF Management, LLC, the managing member of North Coast Angel Fund, LLC Britton T. Taplin Self-employed (personal investments) David B.H. Williams Partner, Williams, Bax & Saltzman, P.C. Eugene Wong Professor Emeritus of the University of California at Berkeley Directors and Officers of Hyster-Yale Materials Handling, Inc. Anthony J. Salgado Chief Operating Officer Harry Sands Senior Vice President, Managing Director, Europe, Middle East and Africa Kenneth C. Schilling Senior Vice President and Chief Financial Officer Patric Schroeter Vice President Finance, JAPIC Roberto Scotti President and Chief Executive Officer of Bolzoni S.p.A. Gopichand Somayajula Vice President, Global Product Development Jon C. Taylor President of Nuvera Fuel Cells, LLC Suzanne S. Taylor Senior Vice President, General Counsel and Secretary Mark H. Trivett Vice President Finance, Europe, Middle East and Africa Raymond C. Ulmer Vice President Finance, Americas Guihai Wang Vice President, President, China Alfred M. Rankin, Jr. Chairman Rajiv K. Prasad President and Chief Executive Officer Gregory J. Breier Vice President, Tax Brian K. Frentzko Vice President, Treasurer Patrice G. Groisiller Vice President, Product Platforms Tracy S. Hixson Vice President, Global Supply Chain Stephen J. Karas Vice President, President Asia Pacific Jennifer M. Langer Vice President, Controller David M. LeBlanc Vice President, Strategy, Planning and Business Development Charles F. Pascarelli Senior Vice President, President, Americas Lucien M.J. Robroek Chief Executive Officer of Nuvera Fuel Cells, LLC Executives and Officers of Hyster-Yale Group, Inc. and its Subsidiary Companies DIRECTORS AND OFFICERS

Hyster-Yale Materials Handling | 2019 Annual Report Independent Registered Public Accounting Firm Ernst & Young LLP 950 Main Avenue, Suite 1800 Cleveland, Ohio 44113 Stock Exchange Listing The New York Stock Exchange Symbol: HY Investor Relations Contact Investor questions may be addressed to: Investor Relations Hyster-Yale Materials Handling, Inc. 5875 Landerbrook Drive, Suite 300 Cleveland, Ohio 44124 (440) 229-5168 E-mail: ir@hyster-yale.com Hyster-Yale Materials Handling, Inc. Website Additional information on Hyster-Yale may be found at the corporate website, www.hyster-yale.com. The Company considers this website to be one of the primary sources of information for investors and other interested parties. Hyster Global: www.hyster.com Yale Global: www.yale.com Nuvera Fuel Cells: www.nuvera.com Bolzoni: www.bolzonigroup.com Hyster-Yale Maximal: www.maxforklift.com Annual Meeting The Annual Meeting of Stockholders of Hyster-Yale Materials Handling, Inc. will be held on May 19, 2020, at 2:00 p.m. at the corporate office located at: 5875 Landerbrook Drive, Cleveland, Ohio 44124 Form 10-K Additional copies of the Company’s Form 10-K filed with the Securities and Exchange Commission are available free of charge through Hyster-Yale’s website (www.hyster-yale.com) or by request to: Investor Relations Hyster-Yale Materials Handling, Inc. 5875 Landerbrook Drive, Suite 300 Cleveland, Ohio 44124 (440) 229-5168 Stock Transfer Agent and Registrar Stockholder Correspondence: Computershare P.O. Box 505000 Louisville, KY 40233-5000 Overnight Correspondence: Computershare 462 South 4th St., Suite 1600 Louisville, KY 40202 (877) 373-6374 (U.S., Canada and Puerto Rico) (781) 575-2879 (International) Legal Counsel Jones Day North Point 901 Lakeside Avenue Cleveland, Ohio 44114 Corporate Information Annual Meeting The Annual Meeting of Stockholders of Hyster-Yale Materials Handling, Inc. will be held on May 9, 2018, at 9:00 a.m. at the corporate office located at: 5875 Landerbrook Drive, Cleveland, Ohio 44124 Form 10-K Additional copies of the Company’s Form 10-K filed with the Securities and Exchange Commission are available free of charge through Hyster-Yale’s website (www.hyster-yale.com) or by request to: Investor Relations Hyster-Yale Materials Handling, Inc. 5875 Landerbrook Drive, Suite 300 Cleveland, Ohio 44124 (440) 229-5168 Stock Transfer Agent and Registrar Stockholder Correspondence: Computershare P.O. Box 505000 Louisville, KY 40233-5000 Overnight Correspondence: Computershare 462 South 4th St., Suite 1600 Louisville, KY 40202 (877) 373-6374 (U.S., Canada and Puerto Rico) (781) 575-2879 (International) Legal Counsel Jones Day North Point 901 Lakeside Avenue Cleveland, Ohio 44114 On the Cover: Top Right: Hyster’s H90FT Fortis® internal combustion engine, pneumatic-equipped with a Bolzoni® paper roll attachment. Top Left: A Yale® NR040 Reach Truck for use in warehouse applications Bottom Right: A Yale® ERC50VG four-wheel, cushion-tire, electric Bottom Left: A Hyster® H115OHD-CH Dedicated Container Handler, positioning a container at a port operation in California. maintains leading market share Americas and worldwide 1 2 4 17 114 Inside Back Cover Inside Back Cover a leading, globally integrated designer, a complete range of lift truck solutions by application-tailored lift trucks, attachments and power cost of ownership and the best overall value. production line in Nijmegen, The Netherlands. CORPORATE INFORMATION Inside Front Cover From bottom left to top: Hyster®: The Hyster® H170 series can handle up to 8 to 9 tons. One is shown stacking pallets of wood in a European lumber operation. â² Yale®: The Yale® MP 20-25T Rider Pallet truck series has a basic lifting capacity of 2 to 2.5 tons, and can be used to transfer goods over a range of distances, such as moving cartons of produce in a food application as shown. â² Maximal® : A Maximal® Rough Terrain lift truck is available in 2- and 4-wheel drive, with lifting capacities ranging from 1.8 to 5 tons. â² Bolzoni Auramo: A Bolzoni Auramo Tissue Clamp, attached to a Hyster® S155FT cushion tire lift truck with a lifting capacity up to 15,500 pounds (7 tons), is shown handling a large roll of tissue at a tissue manufacturing plant. â² Meyer®: Bolzoni’s Meyer®-branded double-pallet handling fork attachment is shown moving produce in a European food application by a Yale® European GP35VX internal-combustion engine, pneumatic-tire lift truck. â² Nuvera®: The new fuel cell battery box replacement, assembled by the Lift Truck business, uses the Nuvera® fuel cell stack. Mining Company Mining Liberty Fuels Company Mining 2010 Operations Results 1 and Operating Data 2 Stockholders 4 11 Officers 118 Information Inside Back Cover remove overburden before the coal below is operates three 2570 draglines, and each can remove Independent Registered Public Accounting Firm Ernst & Young LLP 950 Main Ave., Suite 1800 Cleveland, Ohio 44113 Stock Exchange Listing The New York Stock Exchange Symbol: NC Investor Relations Contact Investor questions may be addressed to: Investor Relations NACCO Industries, Inc. 5875 Landerbrook Drive, Suite 220 Cleveland, Ohio 44124 (440) 229-5130 E-mail: ir@naccoind.com NACCO Industries Website may be found at www.nacco.com sources of information for investors and other interested parties. North American Coal Website Additional information about North American Coal may be found at www.nacoal.com. Annual Meeting The Annual Meeting of Stockholders of NACCO Industries, Inc. will be held on May 16, 2018, at 11:00 a.m. at the corporate office located at: 5875 Landerbrook Drive, Cleveland, Ohio 44124 Form 10-K Additional copies of the Company’s Form 10-K filed with the Securities and Exchange Commission are available free of charge through NACCO Industries’ website (www.nacco.com) or by request to: Investor Relations NACCO Industries, Inc. 5875 Landerbrook Drive, Suite 220 Cleveland, Ohio 44124 (440) 229-5130 Stock Transfer Agent and Registrar Stockholder Correspondence: Computershare P.O. Box 505000 Louisville, KY 40233-5000 Overnight Correspondence: Computershare 462 South 4th St., Suite 1600 Louisville, KY 40202 (800) 622-6757 (U.S., Canada and Puerto Rico) (781) 575-4735 (International) Legal Counsel McDermott Will & Emery LLP 444 West Lake Street Chicago, Illinois 60606 Corporate Information Annual Meeting The Annual Meeting of Stockholders of NACCO Industries, Inc. will be held on May 9, 2017, at 2:30 p.m. at the corporate office located at: 5875 Landerbrook Drive, Cleveland, Ohio 44124 Form 10-K Additional copies of the Company’s Form 10-K filed with the Securities and Exchange Commission are available free of charge through NACCO Industries’ website (www.nacco.com) or by request to: Investor Relations NACCO Industries, Inc. 5875 Landerbrook Drive, Suite 220 Cleveland, Ohio 44124 (440) 229-5130 Stock Transfer Agent and Registrar Stockholder Correspondence: Computershare P.O. Box 30170 College Station, TX 77842-3170 Overnight Correspondence: Computershare 211 Quality Circle, Suite 210 College Station, TX 77845 (800) 622-6757 (U.S., Canada and Puerto Rico) (781) 575-4735 (International) Legal Counsel McDermott Will & Emery LLP 227 West Monroe Street Chicago, Illinois 60606 Independent Registered Public Accounting Firm Ernst & Young LLP 950 Main Ave., Suite 1800 Cleveland, Ohio 44113 Stock Exchange Listing The New York Stock Exchange Symbol: NC Investor Relations Contact Investor Relations NACCO Industries, Inc. 5875 Landerbrook Drive, Suite Cleveland, Ohio 44124 (440) 229-5130 E-mail: ir@naccoind.com NACCO Industries Website www.nacco.com parties. Subsidiary Company Websites as follows: Hamilton Beach Brands–U.S.: www.hamiltonbeach.com www.proctorsilex.com Hamilton Beach Brands–Mexico: www.hamiltonbeach.com.mx Weston Brands: www.westonproducts.com Kitchen Collection: www.kitchencollection.com North American Coal: www.nacoal.com E Environmental Benefits This Annual Report on Form 10K is printed using postconsumer waste recycled paper and vegetablebased inks. By using this environmental paper, NACCO Industries, Inc. saved the following resources: 1,356 lbs. solid waste not generated 2,671 lbs. net greenhouse gases prevented 20,442,500 BTUs energy not consumed 83 lbs. waterborne waste not created 12,260 gal. wastewater flow saved 29 trees preserved for the future B Annual Meeting The Annual Meeting of Stockholders of NACCO Industries, Inc. will be held on May 9, 2017, at 2:30 p.m. at the corporate office located at: 5875 Landerbrook Drive, Cleveland, Ohio 44124 Form 10-K Additional copies of the Company’s Form 10-K filed with the Securities and Exchange Commission are available free of charge through NACCO Industries’ website (www.nacco.com) or by request to: Investor Relations NACCO Industries, Inc. 5875 Landerbrook Drive, Suite 220 Cleveland, Ohio 44124 (440) 229-5130 Stock Transfer Agent and Registrar Stockholder Correspondence: Computershare P.O. Box 30170 College Station, TX 77842-3170 Overnight Correspondence: Computershare 211 Quality Circle, Suite 210 College Station, TX 77845 (800) 622-6757 (U.S., Canada and Puerto Rico) (781) 575-4735 (International) Legal Counsel McDermott Will & Emery LLP 227 West Monroe Street Chicago, Illinois 60606 Independent Registered Public Accounting Firm Ernst & Young LLP 950 Main Ave., Suite 1800 Cleveland, Ohio 44113 Stock Exchange Listing The New York Stock Exchange Symbol: NC Investor Relations Contact Investor questions may be addressed to: Investor Relations NACCO Industries, Inc. 5875 Landerbrook Drive, Suite 220 Cleveland, Ohio 44124 (440) 229-5130 E-mail: ir@naccoind.com NACCO Industries Website Additional information on NACCO Industries may be found at the corporate website, www.nacco.com. The Company considers this website to be one of the primary sources of information for investors and other interested parties. Subsidiary Company Websites The websites for NACCO’s subsidiaries are as follows: Hamilton Beach Brands–U.S.: www.hamiltonbeach.com www.proctorsilex.com www.commercial.hamiltonbeach.com Hamilton Beach Brands–Mexico: www.hamiltonbeach.com.mx Weston Brands: www.westonproducts.com Kitchen Collection: www.kitchencollection.com North American Coal: www.nacoal.com Corporate Information E Environmental Benefits This Annual Report on Form 10K is printed using postconsumer waste recycled paper and vegetablebased inks. By using this environmental paper, NACCO Industries, Inc. saved the following resources: T 1,356 lbs. solid waste not generated 2,671 lbs. net greenhouse gases prevented 20,442,500 BTUs energy not consumed 83 lbs. waterborne waste not created 12,260 gal. wastewater flow saved 29 trees preserved for the future B E B Environmental Benefits This Annual Report on Form 10K is printed using postconsumer waste recycled paper and vegetablebased inks. By using this environmental paper, NACCO Industries, Inc. saved the following resources: 516 lbs. solid waste not generated 1,887 lbs. net greenhouse gases prevented 7,782,600 BTUs energy not consumed 31 lbs. waterborne waste not created 4,667 gal. wastewater flow saved 11 trees preserved for the future Market Positions HBB: HBB is a leading company in retail and commercial small appliances, with strong share positions in many of the categories in which it competes. HBB products are primarily distributed through mass merchants, national department stores, wholesale distributors, other retail sales outlets and the Internet. Kitchen Collection: Collection is a leading specialty retailer of kitchen and related products in outlet malls with 223 stores throughout the United States at December 31, 2016. NACoal: North American Coal is among the ten largest coal producers in the United States. Coal is delivered from developed mines in North Dakota, Texas, Mississippi, Louisiana, and within the Navajo Nation in New Mexico to adjacent or nearby power plants or coal processing facilities. comparable financial Glance B pres B pres B pres B 516 lbs. 1,887 7,782,600 31 4,667 gal. 11 Market Positions HBB: HBB is a leading company in retail and commercial small appliances, with strong share positions in many of the categories in which it competes. HBB products are primarily distributed through mass merchants, national department stores, wholesale distributors, other retail sales outlets and the Internet. Kitchen Collection: Kitchen Collection is a leading specialty retailer of kitchen and related products in outlet malls with 223 stores throughout the United States at December 31, 2016. NACoal: North American Coal is among the ten largest coal producers in the United States. Coal is delivered from developed mines in North Dakota, Texas, Mississippi, Louisiana, and within the Navajo Nation in New Mexico to adjacent or nearby power plants or coal processing facilities. comparable financial Glance B pres B pres pres The FSC® Trademark identifiesT hweo FoSCd® fi Tbraedresm caorkm idinegnti ffiroesm w fooorde fisbtse rws hich have been certified coming from forests which have been certified in accordance with the rules of the Forest Stewardship Council®.

5875 Landerbrook Drive, Suite 300 | Cleveland, Ohio 44124 | www.hyster-yale.com An Equal Opportunity Employer